NEWS RELEASE
UROPLASTY, INC. ANNOUNCES APPOINTMENT OF NEW PRESIDENT AND
CHIEF EXECUTIVE OFFICER
MINNEAPOLIS, MN, May 18, 2006 — Uroplasty, Inc. (AMEX: UPI) today announced its Board of Directors has appointed David B. Kaysen as President and Chief Executive Officer. Mr. Kaysen will also serve as a Director of Uroplasty. Daniel G. Holman, Chairman and interim President and Chief Executive Officer, will continue to serve as Chairman.
Mr. Kaysen brings over 25 years of leadership in medical products and services markets to his new role at Uroplasty. During his tenures as President and CEO at Diametrics Medical, Inc. and Rehabilicare Inc., he restructured and refocused the organizations, both domestically and internationally, to maximize revenue and returns, redirected business strategies to increase market share, and realigned partnerships to increase earnings.
Mr. Holman stated, “We are pleased Mr. Kaysen will join our management team. His leadership and management background, coupled with his breadth of experience which includes electrotherapy and implantable products, will be invaluable to our Company’s growth and earnings.”
Mr. Kaysen stated, “I am very pleased and excited to be joining the Uroplasty team at this time. I am extremely impressed with the entire organization, and the world-class products and technologies the company has ready to address the debilitating effects of overactive bladder and urinary and fecal incontinence.”
Mr. Kaysen, currently the President and CEO of Advanced Duplication Services, LLP, joins Uroplasty effective May 21, 2006.
In accordance with American Stock Exchange rules, the Company also announced that as part of Mr. Kaysen’s compensation, the Company is granting him options to purchase 300,000 shares of Common Stock at an exercise price equal to $2.50, the closing price of the Company’s Common Stock on the American Stock Exchange on the effective date of his employment agreement. These options are not under any of the Company’s stock option plans.
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Uroplasty, Inc., headquartered in Minneapolis, Minnesota, with wholly-owned subsidiaries in The Netherlands and the United Kingdom, is a medical device company that develops, manufactures and markets innovative, proprietary products for the treatment of voiding dysfunctions, including urinary and fecal incontinence, overactive bladder and vesicoureteral reflux.
The I-STOP™ Mid-Urethral Sling is a biocompatible, tension-free sling used to treat female stress urinary incontinence. The I-STOP sling provides a hammock-like support for the urethra to prevent urine leakage associated with activities such as coughing, laughing, lifting or jumping. Uroplasty sells the I-STOP Sling in the United Kingdom and in the United States.
The Urgent® PC Neuromodulation System is a proprietary, minimally invasive nerve stimulation device designed for office-based treatment of overactive bladder symptoms of urge incontinence, urinary urgency and urinary frequency. Application of neuromodulation therapy targets specific nerve tissue and disrupts the signals that lead to the symptoms of overactive bladder. Uroplasty sells the Urgent PC system in the United States, in Canada and in countries recognizing the CE mark. Outside the United States, the Urgent PC is also indicated for the treatment of fecal incontinence
Macroplastique® Implants, Uroplasty’s patented soft tissue bulking agent, is used to treat both female and male urinary incontinence and to treat vesicoureteral reflux in children. When Macroplastique is injected into tissue, it stabilizes and “bulks” the tissue, providing the surrounding muscles with increased capability to control the flow of urine. Additionally, Uroplasty markets soft tissue bulking agents for specific indications such as PTQ™ Implants for the treatment of fecal incontinence, VOX® Implants for the treatment of vocal cord rehabilitation and Bioplastique® for augmentation or restoration of soft tissue defects in plastic surgery indications. Uroplasty’s bulking products are sold outside the United States.
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. This press release contains forward-looking statements, which reflect our views regarding future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions, which indicate future events and trends, identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending upon a variety of factors, including, but not limited to: the effect of government regulation, including when and if we receive approval for marketing products in the United States; the impact of international currency fluctuations on our cash flows and operating results; the impact of technological innovation and competition; acceptance of our products by physicians and patients, our historical reliance on a single product for most of our current sales; our ability to commercialize our recently licensed product lines; our intellectual property and the ability to prevent competitors from infringing our rights; the ability to receive third party reimbursement for our products; the results of clinical trials; our continued losses and the possible need to raise additional capital in the future; our ability to manage our international operations; our ability to hire and retain key technical and sales personnel; our dependence on key suppliers; future changes in applicable accounting rules; and volatility in our stock price.
FOR FURTHER INFORMATION: visit Uroplasty’s web page at www.uroplasty.com or contact Mr. Holman.
UROPLASTY, INC.
Daniel G. Holman, Interim President / CEO
5420 Feltl Road
Minnetonka, Minnesota 55343-7982
Tel: 952.426.6140
Fax: 952.426.6199
E-mail: dan.holman@uroplasty.com